UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):	March 31, 2008 (March 25, 2008 )

Verso Technologies, Inc.
(Exact name of registrant as specified in its charter)

Minnesota	0-22190	41-1484525
(State or other	(Commission File Number)	(IRS Employer
jurisdiction of		Identification
incorporation)		No.)

400 Galleria Parkway, Suite 200, Atlanta, Georgia	30339
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (678) 589-3500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Item 3.02	Unregistered Sales of Equity Securities.

On March 25, 2008, Verso Technologies, Inc., a Minnesota corporation (the “Company”), entered into a Settlement Agreement and Release (the “Settlement Agreement”) with Michael Daly, Chapter 7 Trustee (the “Trustee”) for Estate of Entrata Communications Corporation (“Entrata”), Citel Technologies, Inc. (“Citel”) and Needham (Nevada) Corp., an indirect, wholly-owned subsidiary of the Company formerly known as MCK Communications, Inc. (“MCK”). The Settlement Agreement relates to the (i) lawsuit filed by Entrata against MCK and others in 2002 in Norfolk County Superior Court, Commonwealth of Massachusetts regarding certain amounts allegedly owed by MCK to Entrata, pursuant to which the court issued in March 2008 a judgment against MCK and awarded damages to Entrata in the amount of  $750,000, together with prejudgment interest thereon since February 1, 2002 at an interest rate of 12% percent per annum, plus approximately $79,000 in attorney’s fees the (“MCK Action”); and (ii) lawsuit filed by Entrata against the Company and Citel in February 2008 (the “Verso Action”) alleging, among other things, that the Company and Citel were liable to Entrata for the funds owed to it in the MCK Action.

 Pursuant to the Settlement Agreement, each of the Company, MCK, Entrata and Citel conditionally released each of the other parties to the Settlement Agreement from all claims arising from the Verso Action and the MCK Action. In consideration of the releases provided in the Settlement Agreement, (i) Verso issued to Entrata 1,115,026 shares of the Company’s common stock (the “Settlement Shares”), valued at $250,000 in the aggregate, (ii) MCK assigned to Entrata all claims MCK had asserted against certain other parties in the MCK Action (the “Assigned Claims”), and (iii) Verso agreed to pay to Entrata the sum of $100,000 on or before May 1, 2008 (the “Cash Payment”). Pursuant to the Settlement Agreement, the Company has agreed to prepare and file with the Securities and Exchange Commission (the “SEC”) a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering the resale of the Settlement Shares (the “Registration Statement”) no later than May 1, 2008.

The effectiveness of the releases provided in the Settlement Agreement (collectively, the “Releases”) is subject to the satisfaction of the following conditions (collectively, the “Conditions”): (i) the approval of the Settlement Agreement by the bankruptcy court before which Entrata’s bankruptcy proceeding is pending (“Bankruptcy Court Approval”); (ii) the payment of the Cash Payment by the Company when due under the Settlement Agreement; (iii) until the date which is the later of (a) 91 days after the Cash Payment is made and (b) 30 days after the date on which the Settlement Shares may be sold pursuant to the Registration Statement or Rule 144 under the Securities Act, the Company shall not have filed a petition under Title 11 of the United States Code or have an involuntary petition filed against it under such title; and (iv) the Registration Statement shall have been declared effective by the SEC, or the Settlement Shares shall be salable under Rule 144 of the Securities Act, no later than October 31, 2008. If Bankruptcy Court Approval is not obtained, then the Settlement Agreement shall be deemed null and void and all of the Releases shall be revoked. If any of the other Conditions are not satisfied, then Entrata may, at its election, revoke the Releases and, upon such election, the Company shall be obligated to pay Entrata an amount equal to (i) $750,000, plus interest thereon from March 25, 2008 at a rate of 12% per annum, less (ii) the amount of the Cash Payment actually paid by the Company, less (iii) the value of the Settlement Shares not returned to the Company by Entrata, less (iv) any net recovery made by Entrata in respect of the Assigned Claims.

The Settlement Shares were issued without registration under the Securities Act in reliance upon the exemption from registration set forth in Section 4(2) of the Securities Act.  The Company based such reliance upon representations made by Entrata regarding its investment intent and sophistication, among other things.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VERSO TECHNOLOGIES, INC.

By:	/s/ Martin D. Kidder
Martin D. Kidder, Chief Financial Officer

Dated:  March 31, 2008